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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): September 18, 2001
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                                  ORGANIC, INC.
                                  -------------
             (Exact name of registrant as specified in its charter)





            Delaware                    000-29405              94-3258989
            --------                    ---------              ----------
(State or other jurisdiction of  (Commission File Number)    (IRS Employer
 incorporation or organization)                           Identification Number)



   601 Townsend Street, San Francisco, California               94103
   ----------------------------------------------               -----
      (Address of principal executive offices)               (Zip Code)

                                 (415) 581-5300
                                  -------------
               Registrant's telephone number, including area code


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ITEM 5.           OTHER EVENTS.

                  On September 18, 2001, Organic Holdings LLC ("Holdings"), a Delaware limited liability company, entered into a Share Purchase Agreement with Seneca Investments LLC ("Seneca"), Seneca's wholly-owned subsidiary, E-Services Investments Organic Sub LLC ("Seneca's Subsidiary"), and Jonathan Nelson, the holder of a majority of the membership interests in Holdings, to sell to Seneca's Subsidiary all of the shares of capital stock of Cinagro, Inc. ("Cinagro") held by Holdings. Holdings owns all of the outstanding shares of capital stock of Cinagro ("Cinagro Shares") and, as of September 18, 2001, Cinagro owns approximately 58.7% of the outstanding common stock of Organic, Inc. (the "Company"). The purchase price for Cinagro Shares would be paid in cash, with an initial payment of approximately $5.9 million to be made at closing and an additional payment of $10 million to be paid subsequently if certain conditions are met. Additional cash payments for Cinagro Shares would be made under an earn-out formula based upon the Company's profitability on an annual basis over the period ending December 31, 2006. Instead of making the $10 million additional payment, Seneca has the option of adjusting the earn-out formula if Seneca has not acquired at least 90% of the Company's outstanding shares within a year of the closing.

                  The sale of Cinagro Shares is subject to a number of conditions, including the dividend or sale by Cinagro to Holdings of certain promissory notes payable to Holdings in the original aggregate principal amount of $10,756,374.75, plus accrued but unpaid interest, in redemption of a portion of Cinagro Shares, the absence of any material defaults by the Company with respect to any of its material contracts, the absence of any development relating to a material client of the Company which is reasonably likely to have a material adverse effect on the Company, and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Act of 1976, as amended, if applicable. Seneca has informed the Company that it currently owns approximately 22.2% of the Company's total outstanding shares of common stock. Following consummation of the purchase of Cinagro Shares by Seneca's Subsidiary as contemplated under the Share Purchase Agreement, Seneca will own, directly and indirectly through Seneca's Subsidiary, approximately 80.9% of the Company's total outstanding shares of common stock.

                  The Company also announced in a press release dated September 18, 2001 that its Board of Directors has received a non-binding proposal from Seneca (the "Acquisition Proposal") to acquire the publicly held shares of the Company, constituting approximately 16.8 million shares of the Company's common stock, not already owned or under contract to be purchased by Seneca for $0.33 per share. Payment for these shares would be made in cash at closing and is not dependent on improvements in the Company's future results of operations.

                  The Company has referred the Acquisition Proposal to an independent committee of its Board of Directors. The Acquisition Proposal is subject to a number of conditions, including acquisition by Seneca of the shares of the Company's common stock held by Cinagro through the purchase of Cinagro Shares by Seneca's Subsidiary pursuant to the Share Purchase




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Agreement and participation in the transaction contemplated by the Acquisition
Proposal by at least half of the shares of the Company's common stock not held by or under contract to be purchased by Seneca.

                  The foregoing descriptions of the Share Purchase Agreement and the Acquisition Proposal are qualified in their entirety by reference to the full text of the Share Purchase Agreement and Seneca's non-binding proposal, each of which is attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively. Further information regarding the Acquisition Proposal is contained in the Company's press release dated September 18, 2001, which is attached hereto as
Exhibit 99.3.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         Items (a) and (b) are inapplicable.

         (c)   Exhibits.

               Exhibit 99.1 Share Purchase Agreement, dated as of September 18, 2001, by and among Seneca, Seneca's Subsidiary, Holdings and Jonathan Nelson.

               Exhibit 99.2 Letter from Seneca to the Company, dated September 18, 2001.

               Exhibit 99.3 Press release issued by the Company, dated September 18, 2001.






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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  September 18, 2001


                                        ORGANIC, INC.


                                        /s/  MARK D. KINGDON
                                        ------------------------------------
                                        By:  Mark D. Kingdon
                                             Chief Executive Officer




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                                 EXHIBIT INDEX

   Exhibit

   99.1 Share Purchase Agreement, dated as of September 18, 2001, by and among Seneca, Seneca's Subsidiary, Holdings and Jonathan Nelson.

   99.2     Letter from Seneca to the Company, dated September 18, 2001.

   99.3     Press release issued by the Company, dated September 18, 2001.